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FOR IMMEDIATE RELEASE
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Media contacts
  United States        Mary Thomas, (847) 948-2815
                       Laura Brooks, (949) 250-5070
  Europe               Gianluca Winkler (for Baxter) 39-02-659-9609
  Investor contacts    Neville Jeharajah, (847) 948-2875
                       Mary Kay Ladone, (847) 948-3371


                  BAXTER TO CREATE NEW CARDIOVASCULAR COMPANY

                  New Company Will be a Global Market Leader
                        with Sales of Nearly $1 Billion



DEERFIELD, Ill., July 12, 1999 -- Baxter International Inc. (NYSE:BAX) announced today that its board of directors has approved a plan to spin off its cardiovascular business to Baxter shareholders on a tax-free basis. The spin-off will create a new publicly traded company, which will be the leader in providing a comprehensive line of therapies and services to treat late-stage cardiovascular disease. Baxter, with leading global positions in blood therapies, medication delivery and renal therapy, will continue to focus on providing critical medical therapies for patients with life-threatening conditions.

Baxter expects that shares of the new cardiovascular company will be distributed to its shareholders in a tax-free distribution in the first six months of next year.

"I am very excited about creating one of the world's largest companies focused on advanced cardiovascular disease," said Harry M. Jansen Kraemer, Jr., president and chief executive officer of Baxter. "As separate entities, both companies will be more competitive and have greater financial flexibility to invest and grow. As a result, I believe Baxter and this new cardiovascular business will create greater value for customers, patients, employees and shareholders.

"For Baxter, we will invest more resources in our Blood Therapies, I.V. Systems/Medical Products and Renal businesses. This will further enhance our ability to bring new products to market and to expand in global markets," Kraemer continued.

Michael A. Mussallem, Baxter group vice president, will become chief executive officer of the new company. Mussallem is a member of Baxter's executive management team and has been responsible for the cardiovascular business since 1995.
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"There are many unique aspects to our cardiovascular business that today give us a significant competitive advantage, and on which we can build to drive even more benefits for customers and patients," Mussallem said.

"The spin-off will accelerate our cardiovascular business' speed of innovation, make a significant contribution to our product development pipeline, and ultimately lead to more and improved treatment options for patients suffering from advanced cardiovascular disease. And, as an independent company, we will be a more aggressive competitor, which I believe will accelerate our future growth rate," Mussallem continued.

More than 70 percent of the products and services in cardiovascular's current portfolio have market-leading positions. This portfolio includes heart-valve therapies, mechanical cardiac-assist systems, cardiac-monitoring systems, perfusion products and services, and vascular systems.

Additionally, this business has a strong global presence with more than 40 percent of its sales generated outside of the United States, and extensive manufacturing operations in North America, Japan, Europe and Latin America.

The new cardiovascular company will be headquartered in Irvine, California. Baxter is based in Deerfield, Illinois, and currently employs approximately 42,000, including approximately 6,000 employees in its cardiovascular business.

Full details, including the stock distribution ratio, remain to be determined. Credit Suisse First Boston and J.P. Morgan are Baxter's financial advisors on this transaction.

Baxter is a global medical products and services company that provides critical therapies for patients' life-threatening conditions. The company's products and services in blood therapies (biopharmaceuticals and blood collection, separation and storage devices), cardiovascular medicine, medication delivery and renal therapy are used by health-care providers and their patients in 112 countries.


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     This news release includes forward-looking statements that involve risks and uncertainties, including technological advances in the medical field, product demand and market acceptance, the effect of economic conditions, the impact of competitive products and pricing, foreign currency exchange rates and other risks detailed in the company's filings with the Securities and Exchange Commission. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.